ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of theday of June, 1998, by and among SERVINET CONSULTING GROUP, INC., a California corporation
("Seller"), Mahesh Khatwani, Gary Prioste, Gray Drohan and Keith
Matsunaga (collectively referred to herein as the "STOCKHOLDER") and IT PARTNERS, INC. a Delaware corporation ("ITP" or
"Purchaser").

  W I T N E S S E T H:
     WHEREAS, Seller is, among other things, engaged in the business of selling and installing technology software and providing related consulting services (the "Business");
     and

     WHEREAS, Seller desires to sell and Purchaser desires to purchase certain assets of Seller, upon the terms and subject to the conditions set forth herein;

     WHEREAS, immediately following the Closing, the Purchaser shall sell, assign, transfer, convey and deliver and ITP No. 8, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser ("NEWCO"), shall purchase and acquire all of Purchaser's right title and interest in the Assets and Assumed Liabilities (as such terms are defined herein) (the "Drop Down"); and

     WHEREAS, the parties hereto desire to enter into certain other covenants among themselves as an inducement to and in connection with the execution, delivery and performance of this Agreement;

     WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule attached hereto and not otherwise defined herein shall have the following meanings for all purposes of this Agreement:

     "Balance Sheet" means the Seller's audited February 28, 1998 Balance Sheet prepared in accordance with GAAP at Purchaser's expense by Purchaser's independent accountants, Arthur Andersen, L.L.P. and previously delivered to the Seller. Purchaser has reviewed the Balance Sheet and, after such review, the Purchaser and Seller have agreed upon the LTM EBITDA calculation as such term is defined herein below and which calculation may be adjusted in accordance with the preparation of the Final Closing Balance Sheet as such term is defined herein below.

     "Balance Sheet Date" means February 28, 1998.
         "Benefit Plan" means any Plan existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the Seller, any ERISA Affiliate, or any predecessor of any of the foregoing, under which any employee or former employee of the Seller, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Debt" means all liabilities of the Seller as determined under GAAP except ordinary course trade payables.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization prepared in accordance with GAAP.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "GAAP" means generally accepted accounting principles of the United States applied in a manner consistent with the past practices of the Seller.

     "Governmental Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local or otherwise.

     "Intellectual Property" means trademarks, service marks, trade dress, trade names, patents and copyrights and any registration or application for any of the foregoing, and any trade secret, invention, discovery, method of doing business, process, know-how, including but not limited to, training techniques, training materials, computer software (including source and object code), databases, technology systems and integration techniques, product design and product packaging.

     "ITP Stock" means the common stock, par value $.01 per share, of ITP.

     "Knowledge," "best of knowledge," "aware" or similar expressions mean the following with respect to (i) an individual and (ii) a Person (other than an individual):

  (i) an individual will be deemed to have "knowledge" of a particular fact or other matter if a prudent individual knew or should have known if an inquiry were called for under the circumstances.

(ii) a Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

     "Leases" means all real and personal property leased by Seller and used, useful or held for use in connection with Seller's business.

     "LTM EBITDA" means EBITDA for the twelve month period commencing on March 1, 1997 and ending on February 28, 1998.
Based on the Balance Sheet, the LTM EBITDA is $1,772,024.00.

     "Material Contract" means any lease, instrument, agreement, license or permit set forth on Schedule 3.28 of this Agreement or any other material agreement to which the Seller is a party or by which its properties are bound.

     "NTM EBITDA" means EBITDA for the twelve month period commencing on June 1, 1998 and ending on May 31, 1999.

         "Person" means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

     "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA..

    "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

     "Working Capital" means $1,200,000, which shall be the minimum amount of cash on-hand as of the Closing Date for the working capital cash requirements of NEWCO ("Working Capital"). At Closing, Purchaser shall deposit $1,200,000 of the Cash Portion (as such term is defined in Section 2.1(i) herein below) into a bank account established prior to the Closing Date (the

"Working Capital Account"). If Working Capital requirements shall be in excess of $1,200,000 during the period between Closing and one hundred twenty (120) days thereafter (the "Working Capital Adjustment Period"), then STOCKHOLDER shall contribute excess Working Capital requirements to the Working

Capital Account, or to Purchaser; provided, however, that to the extent any additional Working Capital requirements are due to the unavailability of a floating line of credit or alternative financing to purchase products or services during the Working Capital Adjustment Period, then Working Capital requirements shall be funded by Purchaser.

During the Working Capital Adjustment Period, STOCKHOLDER covenants and agrees to operate NEWCO's business in accordance with Seller's past business practices. For purposes of this Agreement, "past business practices" shall mean business practices consistent with Seller's business practices during the LTM period with respect, but not limited to, the payment of (i) trade payables, (ii) payroll, (iii) Deuche Bank credit lines and
(iv) accrued expenses and (v) the billing and collection of accounts receivable consistent with reasonable payment and collection lag times ("Past Business Practices").

     Within sixty (60) days after the conclusion of the Working Capital Adjustment Period, Purchaser shall perform a limited review (the "Working Capital Review") for the period ending on the last day of the Working Capital Adjustment Period to verify that NEWCO was operated in accordance with Seller's Past Business Practices. If, in Purchaser's sole discretion, it determines that NEWCO was not operated in accordance with Seller's Past Business Practices, or if, for any other reason not specifically excepted herein, Working Capital requirements are in excess of $1,200,000, then STOCKHOLDER shall contribute such excess Working Capital requirements, in Purchaser's sole discretion, to the Working Capital Account or to Purchaser (the "Working Capital Adjustment Shortfall"). The Working Capital Adjustment Shortfall shall be paid by STOCKHOLDER, as determined by Purchaser, either in cash, or by reduction of the Second Note or the Second Convertible Note; provided, however, that if NEWCO has a business opportunity requiring Working Capital in excess of $1,200,000, and NEWCO receives prior written approval from Purchaser before committing any Working Capital or entering into such business opportunity, then such excess Working Capital requirements may be provided by Purchaser.

       AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

  Section 1.
   Sale and Purchase of the Assets

        Section 1.1 Sale and Purchase. At the Closing (as defined below), upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all the assets of Seller of every kind, character and description, whether now owned or hereafter acquired by Seller prior to the Closing Date, whether tangible or intangible, and whether real, personal or mixed, and wherever located, which are owned, used or held for use in connection with, generated by, derived from or attributable to, or otherwise related to, the Business (excluding the Excluded Assets (as defined in Section 1.2 hereof) (all of which are collectively referred to herein as the "Assets"), including, but not limited to, all of the following:

(a) all equipment, machinery, vehicles, office furniture, fixtures, tools, dies, spare parts, appliances, computer hardware, equipment and supplies, and other similar tangible personal property, including, without limitation, the personal property and equipment set forth on Schedule 1.1(a) hereto;

(b) all inventories, including, without limitation, raw materials, work in process, finished goods, inventories held by customers on a consignment basis, stores, supplies, materials and manufactured and purchased parts, but excluding all items of inventory rejected by Purchaser because of Purchaser's determination that they are either not related to the Business, or are obsolete or inappropriately valued;

(c) all patents, trademarks, trade names, service marks and copyrights, and all applications, registrations, extensions, reissues and continuations thereof, all licenses and sublicenses with respect thereto, all rights thereunder, and all remedies against infringement thereof, including without limitation those items set forth on Schedule 1.1(c) hereto;

(d) all technologies, materials, formulations, data bases, trade secrets, secret processes, know how, inventions and other intellectual property and intangible property of every kind and nature;

(e) all computer software (including documentation and related object and source codes);

(f) all rights and interests under orders, bids, quotations and similar arrangements relating to the purchase or sale of Seller's goods and services, to the extent not fulfilled prior to the Closing Date;

(g) all rights and interests under licenses, contracts, agreements, leases or commitments, including without limitation, contracts providing for the lease of equipment, machinery, office equipment, furniture and vehicles, sales representative agreements, distributor agreements, consignment agreements and other similar agreements, whether as principal or agent or distribution, to the extent (i) transferable to Purchaser and (ii) set forth on Schedule 1.1(g) hereof ("Assigned Contracts");

(h) all franchises, approvals, permits, licenses, qualifications, authorizations, orders, registrations, certificates, variances, and similar rights obtained from or issued by any Governmental Authority (as defined in Section 3.5 below), and all pending applications therefor;

(i) all rights and interests of Seller under all warranties, guarantees and covenants not to compete for the benefit of the Business or the Assets;

(j) all books, records, accounts, ledgers, files, data, documents, forms, correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional literature and materials, studies, reports, and other printed, written, machine readable, electronic or computer-generated materials to the extent they relate to the Assets or the Business;

(k) the name "Servinet Consulting Group, Inc." and all variations and derivations thereof; and

(l) the Business as a going concern and all goodwill associated therewith.

     Section 1.2 Excluded Assets. Notwithstanding any provision in Section 1.1 or elsewhere herein to the contrary, the Assets shall not include any of the following:

(a) those Assets disposed of in the ordinary course of business as permitted by this Agreement;

(b) all matters pertaining to Seller's corporate existence including minute books, stock transfer books, tax returns, and tax identifications, books of account and other records pertaining to Seller's corporate organization; provided, however, that Seller agrees that Purchaser, upon reasonable notice, shall have a the right at all times to inspect all matters pertaining to Seller's corporate existence;

(c) the consideration and all other rights accruing to Seller under this Agreement;

(d)  $1,200,000 in Working Capital;

(e)  the Accounts Receivable of Seller;

(f)  any Accounts Payable in excess of $500,000;

(g) the rights to all of Seller's claims for any federal, state, local or foreign tax refunds or adjustments;

(h) any rights and interests of Seller under contracts, agreements and commitments that are not set forth on
Schedule 1.1(g); and

(i) items of personal property, including furniture in the office of Stockholder.

     Section 1.3  Liabilities.

(a) Notwithstanding any other provision herein to the contrary, Purchaser is not assuming and shall have no obligation to pay, perform or discharge any liabilities, debts, accounts payable or other obligations of Seller of any kind or nature whatsoever, whether known or unknown, fixed or contingent, whenever arising or accruing, other than the Assumed Liabilities (as such term is defined in this Section 1.3).

(b) From and after the Closing Date, Purchaser shall assume and perform the Assumed Liabilities and shall hold Seller and Stockholder harmless therefrom. As used herein, the term
"Assumed Liabilities" means only the following:

     (i)  the Assigned Contracts set forth on Schedule
1.1(g) hereto; and

     (ii) any trade or accounts payable in an amount less than or equal to $500,000 of Seller accrued prior to the Closing Date (Seller shall provide Purchaser with a list of such trade or accounts payable prior to the Closing Date).

(c) Notwithstanding the foregoing, except for Assumed Liabilities expressly and specifically set forth above, for purposes of amplification and not of limitation Purchaser shall not assume and shall have no obligation to pay or perform any of the following debts, liabilities or obligations of Seller:

     (i) any tax, fee or charge pertaining to the Assets accruing on or prior to the Closing Date, including but not limited to income, sales, use, transfer or other tax, whether imposed on Seller or Purchaser, accruing due to the transactions contemplated hereby;

     (ii) any contract, agreement, lease or commitment not specifically set forth on Schedule 1.1(g) hereto;

     (iii)any environmental liability;

     (iv) any debts, liabilities or obligations arising under any guarantee, bond, debt, loan or credit agreement, promissory note, mortgage, security agreement, pledge or other similar agreement or instrument;

     (v) any obligation or liability to indemnify any person or entity (including but not limited to any officer, director or stockholder) for any expense, loss, damage, judgment, fine, cost, amount paid in settlement, legal fees or otherwise, whether such indemnity is pursuant to any statute, charter document, bylaws, agreement or otherwise;

     (vi) any liability or obligation relating to any financial indebtedness of Seller;

     (vii)     any debt, liability or obligation
incurred by Seller under this Agreement, or any cost or expense incurred in connection herewith or the transactions contemplated hereby, including, but not limited to attorney's fees and broker's fees; or

     (viii)    any other debt, liability or obligation
of Seller or of the Business, fixed, contingent or otherwise, whenever accrued, whether or not arising in the ordinary course of business.

      Section 2.
         Purchase Price and Payment.

     Section 2.1  Purchase Price.    Purchaser has audited the
books and financial records of Seller through February 28, 1998, and, based on such audit, Purchaser has determined the amount of initial consideration to be paid to the Seller in payment and consideration for the sale and transfer of the Assets by Seller to Purchaser. Upon the terms and subject to the conditions set forth herein, Purchaser shall assume and thereafter perform the Assumed Liabilities of Seller set forth in Section 1.3(b) hereof and Purchaser shall pay to Seller as consideration (the "Initial Consideration") the amounts set forth below. The Initial Consideration shall be paid as follows:

(i)  On the Closing Date the Seller shall receive
$5,528,715.00 in cash, of which $1,200,000 shall be deposited into the Working Capital Account (the "Cash Portion"), to be paid by certified or bank cashier's check or by wire transfer of immediately available funds to an account designated by Seller and the Working Capital Account;

(ii) On the Closing Date, Purchaser shall issue and deliver to Seller an unsecured, subordinated, convertible promissory note in the amount of $1,488,500 (the "Convertible Note"), substantially in the form attached hereto as Annex VI. The Convertible Note shall be interest free and shall be payable in full on the Maturity Date if not converted. During the term of the Convertible Note, the principal amount of the Convertible Note shall be convertible, at Seller's option, into common stock, par value $ .01 per share, of Purchaser (the "Common Stock"), which shares shall be valued at the time of conversion, if any, at the fair market value determined in accordance with Purchaser's common practices, or, if Purchaser has consummated an initial public offering ("IPO"), the price of Purchaser's Common Stock shares as traded on the public markets (the "Fair Market Value"). If Seller exercises its conversion rights hereunder, then Seller shall, prior to the issuance by Purchaser of any Common Stock pursuant to this subparagraph, return the

Convertible Note to Purchaser for cancellation and execute a Joinder Agreement substantially in the form attached hereto as Annex IV binding it and all its shares of Purchaser Stock to the provisions of the Stockholders' Agreements of Purchaser dated May 29, 1997, as amended form time to time (the "Stockholders' Agreement"). Upon conversion of the Convertible Note, Seller shall have waived any preemptive rights accorded to Stockholders (as such term is defined in the Stockholders' Agreement) under the Stockholders' Agreement;

(iii) On the Closing Date, Purchaser shall issue and deliver to Seller an unsecured, subordinated promissory note in the aggregate principal amount of $1,488,500 (the "First
Note") substantially in the form attached hereto as Annex V.

(iv) On the Closing Date, Purchaser shall assume the
Assumed Liabilities as defined herein; and

     Section 2.2    Post-Closing Adjustments to Consideration.

    (a) As promptly as practicable, and in any event not more than ninety (90) days following the Closing Date, Purchaser, together with its accountants, shall prepare and deliver to Seller's accountants a proposed final closing balance sheet (the "Proposed Final Closing Balance Sheet") for the period ended on the Closing Date, prepared on a basis consistent with the Purchaser's balance sheet. The Seller and Seller's accountants shall have the right to consult during reasonable business hours with appropriate personnel of Purchaser and Purchaser's accountants and have access to, and review and make copies of, the work papers of Purchaser and Purchaser's accountants with respect to the preparation of the Proposed Final Closing Balance Sheet.

(b)  (i)  The Seller may dispute the Proposed Final
Closing Balance Sheet prepared by Purchaser and Purchaser's accountants by notice to Purchaser setting forth in reasonable detail the amounts in dispute and the basis for such dispute within forty-five (45) days of its receipt of the Proposed Final Closing Balance Sheet. If the Seller fails to deliver a notice of objections within such 45-day period, the Seller shall be deemed to have accepted the Proposed Final Closing Balance Sheet which shall then constitute the final Closing Balance Sheet (the "Final Closing Balance Sheet").

     (ii) If the balance in the Working Capital on the
Proposed Final Closing Balance is in dispute, Purchaser's accountants and the Seller's accountants shall attempt in good faith to resolve such dispute, and any resolution as to any disputed amounts shall be final, binding and conclusive. If there is no resolution of any such dispute within fifteen (15) days of the date of receipt by Purchaser of a written notice of dispute, Purchaser and the Seller shall, within five (5) additional days, retain Coopers & Lybrand, L.L.P., which firm shall, within thirty (30) days of such submission, resolve such remaining dispute, and provide written notice of such resolution by facsimile, confirmed by mail, and such resolution shall be
binding and conclusive.    The fees and disbursements of Coopers

         & Lybrand, L.L.P. shall be borne by Purchaser in the proportion that the aggregate amount of disputed items submitted to Coopers
& Lybrand, L.L.P. are in Seller's favor, and any of the remaining amount shall be borne by Seller. After resolving the items in dispute, Coopers & Lybrand, L.L.P. shall prepare and deliver a Final Closing Balance Sheet and a certification of the conclusions thereon.

    (iii)     If there is any Debt on the Final
Closing Balance Sheet, then Seller shall pay to Purchaser, in cash, the Debt amount within seven (7) days after receiving a copy of the Final Closing Balance Sheet.

     Section 2.3 Additional Consideration Based on Performance. STOCKHOLDERS Khatwani and Prioste will, pursuant to Section 5.9 of this Agreement, be employed by Purchaser in the management of NEWCO. Purchaser understands that STOCKHOLDERS Khatwani and Prioste will utilize their best efforts in managing NEWCO. The best efforts of STOCKHOLDERS Khatwani and Prioste notwithstanding, Purchaser expressly agrees that neither Seller or STOCKHOLDER can guarantee the future performance of NEWCO and that the Initial
Consideration paid to Seller pursuant to Section 2.1 of this Agreement shall not be reduced, except as expressly provided for in this Agreement, in any manner in relation to the future performance of NEWCO. However, according to the following terms and conditions, within ninety (90) days after May 31, 1999, upon presentation of financial statements accompanied by a report of Purchaser@s accountants demonstrating that NEWCO's NTM EBITDA
(the "NTM EBITDA Calculation") exceeds $2,126,429 (120% of LTM EBITDA), the Seller shall receive additional consideration (the "Additional Consideration"). In no event shall such Additional Consideration exceed (20% of the total amount of Initial Consideration or $2,126,429). Purchaser shall pay to Seller any Additional Consideration as follows:

      (i) The amount of the Additional Consideration shall be determined as follows:

(a)  If the NTM EBITDA does not exceed
$1,772,024.00 (LTM EBITDA), then Seller shall not receive any Additional Consideration;

(b)  If  the  NTM EBITDA is equal to or
greater than $2,126,429.00 (120% of LTM EBITDA), then Seller shall receive, and Purchaser shall issue and deliver to Seller:

     (1)   An unsecured, subordinated,
convertible promissory note in the amount of $1,063,214.50 (the "Second Convertible Note"). The Second Convertible Note shall be interest free and shall be payable in full on the Maturity Date if not converted. During the term of the Second Convertible Note, the principal amount shall be convertible, at Seller's option, into Common Stock of Purchaser, which shares shall be valued at the time of conversion, if any, at the Fair Market Value. If Seller exercises its conversion rights hereunder, then Seller shall, prior to the issuance by Purchaser of any Common Stock pursuant to this subparagraph, return the Second Convertible Note to Purchaser for cancellation and execute a Joinder Agreement substantially in the form attached hereto as Annex IV binding it and all its shares of Purchaser Stock to the provisions of the Stockholders' Agreements of ITP dated March 30, 1998, as amended from time to time (the "Stockholders' Agreement"). Upon conversion of the Convertible Note, Seller shall have waived any preemptive rights accorded to Stockholders (as such term is defined in the Stockholders' Agreement) under the Stockholders' Agreement; and
 (2)  An unsecured, subordinated
promissory note in the principal amount of $1,063,214 (the
"Second Note").

    (c)  If the NTM EBITDA is between
$1,772,024.00 and $2,126,429.00, then the principal amount of the Second Convertible Note and the principal amount of the Second Note shall be calculated as follows:

     (1)  by subtracting the amount of NTM
EBITDA from the LTM EBITDA;

     (2)  by dividing the result of
subparagraph (1) above by $354,405.00 (the difference between NTM EBITDA and 120% of NTM EBITDA);

     (3)  by multiplying the result of
subparagraph (2) above by the maximum amount of the Additional
Consideration (20% of the total amount of the Initial
Consideration or $2,126,429.00); and

     (4)  by taking the result in
subparagraph (3) above and allocating one-half of such amount to the Second Convertible Note and one-half the amount to the Second
Note.

(ii)      If Seller is eligible to receive Additional
Consideration pursuant to Section 2.1(i)(c), then, within ninety
(90) days after May 31, 1999, Seller shall receive:

     (a) The Second Convertible Note in the principal amount to be determined in accordance with the NTM EBITDA
Calculation in Section 2.1(i)(c) above;

     (b) a Second Note in the principal amount to be determined in accordance with the NTM EBITDA Calculation in
Section 2.1(i)(c) above.

     Section 2.4 NTM EBITDA Calculation Determination. The STOCKHOLDER may dispute the NTM EBITDA calculation set forth in the financial statements prepared by Purchaser and Purchaser's accountants by notice to Purchaser setting forth in reasonable detail the amounts in dispute and the basis for such dispute within forty-five (45) days of its receipt of such financial statements. If the STOCKHOLDER fails to deliver a notice of objections within such respective 45-day period, the STOCKHOLDER shall be deemed to have accepted the NTM EBITDA. If the NTM EBITDA amount is in dispute, Purchaser's and STOCKHOLDER's accountants shall attempt in good faith to resolve such dispute, and any resolution as to any disputed amounts shall be final, binding and conclusive. If there is no resolution of any such dispute within fifteen (15) days of the date of receipt by Purchaser of a written notice of dispute, Purchaser and the STOCKHOLDER shall, within five (5) additional days, retain Coopers & Lybrand, L.L.P., which firm shall, within thirty (30) days of such submission, resolve such remaining dispute, and provide written notice of such resolution by facsimile, confirmed by mail, and such resolution shall be binding and conclusive. The fees and disbursements of Coopers & Lybrand, L.L.P. shall be borne by Purchaser in the proportion that the aggregate amount of disputed items submitted to Coopers
& Lybrand, L.L.P. are in STOCKHOLDER's favor, and any of the remaining amount shall be borne by STOCKHOLDER. After resolving the items in dispute, Coopers & Lybrand, L.L.P. shall prepare and deliver financial statements for the period beginning June 1, 1998 and ending May 31, 1999, and a certification of the NTM
EBITDA set forth therein.

     Section 2.5 Issued Shares. The Issued Shares shall be issued by Purchaser in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws and shall constitute "restricted securities" as such term is defined in
Section 144 promulgated under the Securities Act.

     Section 2.6  Convertible Note and Second Convertible Note.
The Convertible Note and the Second Convertible Note, if any, shall each be interest free. During the term of the Convertible Note or the Second Convertible Note, unpaid principal, respectively, may be converted into Common Stock shares of Purchaser at the Fair
Market Value of such shares at the time of conversion.

     Section 2.7 First Note and Second Note. The First Note and the Second Note, if any, shall bear interest, respectively, on the unpaid principal balance at a fixed rate per annum equal to 8.0% pursuant to the terms specified on Annex V attached hereto.

     Section 2.8 Allocation of Purchase Price. The Consideration set forth in Section 2.1, and any Additional Consideration paid in accordance with Section 2.3 hereof shall be allocated among the Assets for all purposes (including financial reporting and tax purposes) as set forth and contemplated herein. STOCKHOLDER and Purchaser each hereby covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with this Agreement.

       Section 3.
     Representations and Warranties of Seller and STOCKHOLDER.

     Seller and STOCKHOLDER hereby jointly and severally represents and warrants to and for the benefit of Purchaser as follows:

     Section 3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the
State of California. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state and other jurisdiction in which the ownership, lease or operation of the assets and properties or the conduct of its business requires such qualification or licensing, as set forth on Schedule 3.l hereto, except where the failure to be so qualified would not have a material adverse effect upon the Seller or the Business. Except for the jurisdictions in which Seller is incorporated or is qualified or licensed as a foreign corporation, (i) no other jurisdiction has claimed, orally or in writing, that Seller is required to be licensed or qualified as a foreign corporation therein, (ii) Seller has never filed any franchise, income or other tax return in any other jurisdiction, based upon the ownership, lease or operation of property or assets therein or the derivation of income therefrom, and (iii) Seller does not own, lease or operate any property in any other jurisdiction, and the Assets are not located in any other jurisdiction.

     Section 3.2 Subsidiaries. Seller has no direct or indirect subsidiaries and does not own, hold or control, directly or indirectly, any shares of capital stock or any equity, ownership, management or voting interest in any corporation, general or limited partnership, limited liability Seller, joint venture, business trust or other business entity or association except as set forth on
Schedule 3.2.

     Section 3.3 Power and Authority. Seller has all requisite right, power and authority, corporate or otherwise, to conduct its business and affairs (including the Business) as presently conducted and as proposed to be conducted, to own, lease and operate its assets and properties (including the Assets), and to execute, deliver and perform its obligations under, this Agreement and the other agreements and instruments to be executed and delivered by Seller hereunder (the "Related Seller Agreements"). The execution and delivery by Seller of this Agreement and the Related Seller Agreements and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action, corporate or otherwise, of Seller.

     Section 3.4 Enforceability. This Agreement and the Related Seller Agreements have been, or at Closing will have been duly and validly executed and delivered on behalf of Seller and constitute or will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

     Section 3.5 No Conflicts. The execution and delivery by Seller of this Agreement and the Related Seller Agreements and the performance by Seller of the transactions and obligations contemplated hereby and thereby do not and will not, directly or indirectly, (a) violate, conflict with, or constitute a breach of or a default (or an
event that, after the giving of notice or the lapse or time or both, would constitute a default) under, any provision of (i) its articles of incorporation, bylaws or other charter or organizational documents, (ii) any agreement among its shareholders or between Seller and its shareholders, (iii) any contract, obligation, note, security agreement, mortgage, bond, indenture, lease, loan agreement, debt instrument or other instrument, commitment or agreement to which Seller is a party or by which Seller or any of its assets (including the Assets) is or may be bound, or (iv) any license, franchise, approval, certificate, permit or authorization held by Seller or applicable to its assets (including the Assets), which violation, conflict, breach or default would have a material adverse effect upon the Seller or the Business; (b) violate any applicable federal, state, local or foreign law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree or ruling of any court, arbitrator or governmental, quasi-governmental, administrative or regulatory body, agency or authority ("Governmental Authority"), which violation would have a material adverse effect upon the Seller or the Business; (c) result in the creation or imposition of any mortgage, lien, pledge, security interest, conditional sales rights under any applicable bulk sales or bulk transfer law or other title retention agreement, or any other restriction, encumbrance or claim of any kind or description on or against any of Sellers' assets (including the Assets); or (d) constitute an event which would permit any individual, Entity or Governmental Authority (collectively, "Person") to terminate or modify any agreement, instrument or commitment or to accelerate the maturity of any debt, liability or obligation of Seller.

     Section 3.6 Defaults. It is not presently in material breach or violation of or material default under or conflict with any item set forth in Section 3.5(a) or (b); and no event or condition has occurred which, after the giving of notice or the lapse of time or both, could be reasonably expected to result in any such material breach, violation, default or conflict.

     Section 3.7 Consents. Except as set forth on Schedule 3.7, no consent, authorization, permit or approval of, notice or report to, or filing or registration with, or waiver (collectively, "Consents") by, any Person is necessary for Seller to execute and deliver this Agreement and the Related Seller Agreements and to perform its obligations hereunder and thereunder. Prior to the Closing Date, Seller shall obtain all Consents listed on Schedule 3.7 unless failure to obtain such would not have a material adverse effect on the Seller or the Business.

     Section 3.8 Litigation. There are no actions, suits, claims, investigations, arbitrations, hearings or other proceedings (whether civil, criminal, administrative, investigative or informal) (collectively, "Proceedings") pending or, to Seller's best knowledge, threatened by, before or involving any court, arbitrator or governmental Authority (i) against or affecting Seller, the Business or the Assets, (ii) in which any Person has sought or is reasonably likely to seek to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the Related Seller Agreements or the transactions contemplated hereby or thereby, (iii) which, if determined adversely to Seller, would be reasonably likely to have a material adverse effect on Seller, the Business or the Assets or Seller's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, or (iv) involving in whole or in part the issue of criminal liability by Seller or any of its officers, directors, employees or agents, or pertaining to the Assets or the Business. Neither Seller nor any of the Assets are subject to any outstanding judgment, order, writ, injunction or governmental or regulatory order or authority. Seller is not presently engaged in any legal action to recover moneys due from damages caused by or to enforce its rights against any third party.

     Section 3.9 Ability to Dispose of the Assets. Seller is the sole legal owner of the Assets and has the sole dispositive power with respect to the Assets.

     Section 3.10  Brokers' Fees.  Except as set forth on
Schedule 3.10, no broker, finder, investment broker or similar agent is or shall be entitled to receive any fee, commission or other remuneration or compensation relating to the transactions contemplated by this Agreement based on any action taken by or on behalf of Seller.

     Section 3.11 Capitalization. The authorized capital stock of Seller consists of ------ shares of common stock, par value
$----- per share, of which ----- shares are issued and outstanding all of which are owned beneficially and of record by STOCKHOLDER.

     Section 3.12 Dividends. Seller has no liability or indebtedness for dividends or other distributions declared or accumulated but unpaid with respect to any of its outstanding capital stock. Since February 28, 1998, Seller has not declared or paid any dividends or other distributions to its shareholders.

     Section 3.13 Corporate Documents. Seller has furnished to Purchaser true and complete copies or originals, as the case may be, of the following documents: (i) the articles of incorporation and bylaws of Seller; (ii) the minute books of Seller containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and board of directors (and all committees thereof) of Seller; and (iii) the stock transfer books of Seller setting forth all issuances and transfers of capital stock of Seller.

     Section 3.14  Financial Statements.  Seller has furnished
(or, with respect to the 1997 financial statement prior to the Closing will forward,) to Purchaser true and complete copies of Seller's audited balance sheets as of December 31, 1996 and 1997, and the related statements of operations and cash flows for the fiscal years then ended (together with the report thereon of an independent certified public accountants, as to the 1997 financial statements and to the 1996 financial statements, and in each case together with the notes thereto). All such Financial Statements (together with all related schedules and notes) (i) present fairly the financial condition, results of operations and cash flows of Seller as of the respective dates thereof and for the respective periods covered thereby; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and with prior periods

(except for changes specifically noted therein); (iii) have been prepared in accordance and consistent with the books and records of Seller which have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls; and (iv) reflect reserves which are reasonably adequate for all known or reasonably contemplated liabilities or obligations of any nature, whether accrued, absolute, fixed, contingent or otherwise and whether due or to become due, and all reasonably anticipated losses.

     Section 3.15 Absence of Undisclosed Liabilities. As of the date hereof, except as set forth in the balance sheet of Seller as of
February 28, 1998 and the related notes thereto ("1998 Balance Sheet"), Seller does not have any debt, liability, guarantee, demand or obligation of any kind or nature whatsoever, whether known or unknown, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those that (i) are not required by generally accepted accounting principles to be included in the 1997 Balance Sheet, and (ii) have been incurred after the date of the 1997 Balance Sheet in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate. To the best of Seller's knowledge, there has been no circumstance, condition, event or arrangement that could be reasonably expected to give rise to any additional debts, liabilities or obligations of Seller.

     Section 3.16  No Material Adverse Change.

(a)  Since February 28, 1998, (i) the business of
Seller has been conducted only in its historic, ordinary course,
(ii) there has been no material adverse change in the Assets, liabilities, Business, operations, affairs, condition (financial or otherwise) or prospects of Seller; and (iii) there has been no damage, destruction, loss, occurrence or event (whether or not insured against) which, either singly or in the aggregate, has had, or might reasonably be expected to have, a material adverse effect on the Assets, liabilities, Business, operations, affairs, condition or prospects (financial or otherwise) of Seller.

(b) Without limiting the generality of the foregoing, since February 28, 1998, there has not been any:

     (i) Sale, assignment, transfer, lease or other disposition of any Assets, except of inventory and equipment to customers in the ordinary course of business for fair consideration;

     (ii) Mortgage, pledge, lien, claim or other encumbrance, created or imposed on or against any Asset;

     (iii)     Capital expenditure (or series of
related capital expenditures) by Seller exceeding $25,000;

     (iv)  Material destruction, damage to or loss
(whether or not insured against) of any Assets;

     (v)  Labor trouble, dispute, strike, work
stoppage, or other event or condition of any character, actual or threatened;

     (vi) Declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of Seller, or any direct or indirect redemption, purchase, or other acquisition by Seller of any of its shares of capital stock;

     (vii)     Entering into any agreement, contract,
lease or license (or series of related instruments), either involving more than $25,000, or outside the ordinary course of business;

     (viii) Modification, amendment, cancellation or termination of any contract, agreement, lease or license to which Seller is a party, except in the ordinary course of business;

     (ix) Commencement or notice or threat of commencement of any Proceeding against or affecting Seller, the Business or the Assets;

     (x) Incurrence of indebtedness for borrowed money or increase in the long-term indebtedness of Seller;

     (xi) Amendment to Seller's articles of
incorporation or bylaws;

     (xii)     Capital investment in, loan to or
acquisition of the securities or assets, or any other Person
(other than in the ordinary course of business);

     (xiii)    Grant of any license or sublicense of
any Assets or any rights under or with respect to any Intellectual Property;

     (xiv)      Any transaction between Seller and any
of its officers, directors or employees, or involving any of the Assets and involving any officers, directors or employees of Seller;

     (xv) Waiver, cancellation, compromise or release of any material right or claim of Seller, or forgiveness or cancellation of any material debt or claim;

     (xvi)     Loan by Seller to any Person, or
guaranty by Seller of any loan, debt or other obligation of any other Person;

     (xvii)    Increase in the salary, benefits or
other compensation payable or to become payable by Seller to any of its officers, directors, employees or consultants other than normal merit increases, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;

     (xviii)   Agreement, contract, plan, policy or
arrangement binding upon Seller either created or modified as to severance or termination benefits of any employee, officer, director or agent;

     (xix)     Failure to maintain levels of inventory
proportionate to Seller's existing business, or alteration of the inventory practices maintained by Seller during the previous twelve months;

     (xx)      Other events or conditions of any
character that, individually or in the aggregate, (A) have or might reasonably have a material adverse effect on the Assets, Business, operations, financial condition, liabilities or prospects of Seller, or (B) cause or might reasonably be expected to cause Seller to be in breach of any of its representations, warranties or covenants hereunder; or

     (xxi)      Any agreement, commitment, arrangement
or understanding by Seller to do any of the actions described in the preceding clauses (i) through (xvi).

     Section 3.17  Taxes.

(a) Within the times (or if later all penalties and interest related thereto having been paid in full) and in the manner prescribed, Seller has accurately prepared in good faith and properly filed all federal, state, local and foreign tax returns, reports and forms required by law, rule, regulation or otherwise to be filed and has paid all taxes, assessments and penalties due and payable, and Seller has furnished to Purchaser true and complete copies of all such tax returns, reports and forms so filed since December 31, 1994. All tax returns, reports and forms filed by Seller accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of the Assets. Seller has fully paid or has made adequate provision in the 1997 Balance Sheet for all federal, state, local and foreign taxes for the period ending on the date of the 1997 Balance Sheet. Seller has timely collected, withheld and paid over all taxes required to be withheld by any federal, state, local or foreign taxing authority and complied with all information reporting requirements related thereto.

(b) There are no disputes pending or overtly threatened by any taxing authority as to taxes of any nature payable by Seller. No examinations or audits of the federal, state, local or foreign tax returns of Seller are currently in progress or, to the best knowledge of Seller, threatened or proposed. No deficiency or adjustment for any tax has been claimed, proposed or assessed against Seller by any taxing authority. Seller has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes. Seller is not a party to any tax indemnity, tax sharing, or tax allocation agreement. There are no tax liens upon any property or assets of Seller except for taxes not yet due and payable.

(c) Seller has not filed and will not file any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f) of the Code apply to any disposition of subsection
(f) assets (as such term is defined in Section 341(f)(4) of the Code) owned by Seller. The acquisition of the Assets by Purchaser will not result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, and Seller is not a party to any agreement, plan or arrangement that could give rise to any payment that would not be deductible pursuant to Section 280G or Section 162 of the Code. No outstanding debt obligations of Seller are "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code. Seller is not a "United States real property holding company" as defined in Section 897(c)(2) of the Code. Seller has not filed an election under Section 338(g) or Section 338(h)(10) of the Code or caused or been the subject of a deemed election under
Section 338(e) of the Code. Seller has not made any payments, and is not obligated to make any payment, and is not a party to any agreement, plan or arrangement that under any circumstances could obligate it to make any payments that will not be deductible under Section 162(m) of the Code.

(d) As used in this Section 3.16, the term "tax" includes all federal, state, local or foreign income, franchise, profits, gross receipts, value added, net worth, real property, personal property, sales, transfer, use, service, ad valorem, stamp, environmental, windfall profits, employment, social security, Medicare, disability, workers' compensation, unemployment compensation, occupation severance, purchaser premiums, excise, withholding, payroll and other taxes, charges, fees, levies, tariffs, duties and other assessments of any kind or nature, imposed by the laws and regulations of any governmental jurisdiction (federal, state, local or foreign) or by any taxing authority (federal, state, local or foreign) and all interest, fines and penalties related thereto.

     Section 3.18 Title to and Condition of Assets. The Assets constitute all of the assets, rights and interests of every kind and description that are used by Seller in the Business or necessary for the Business and will permit Purchaser to operate the Business in compliance with all legal requirements substantially as conducted by
Seller.  All tangible Assets are physically located at     393 East
Grand Avenue, South San Francisco, California, 345 Spear Street, San Francisco, California, 276 Main Street, San Francisco, California or 5320 Pacific Concourse Drive, Los Angeles, California. Seller has and will transfer to Purchaser at Closing good, valid, marketable and exclusive title to and rightful and peaceful possession of all of the Assets, free and clear of any and all mortgages, liens, security interests, pledges, charges, encumbrances, equities, rights of first refusal, options to purchase, equitable interest, deeds of trust, claims, easements, rights-of-way, covenants, conditions or restrictions of any kind or nature whatsoever ("Liens"), except for (i) those disclosed in the 1997 Balance Sheet; (ii) liens for current taxes not yet due and payable; and (iii) liens disclosed on Schedule 3.18 hereto which will be removed and released at or prior to the Closing. Seller is in rightful possession of all premises and personal property leased to it from others. All tangible personal property of Seller is generally in good operating condition and repair (ordinary wear and tear excepted), has been utilized or serviced only in a manner that would not void or limit the coverage of any warranty thereon, has been properly maintained and are adequate and suitable for its intended purposes.

     Section 3.19 Real Property. Seller does not, directly or indirectly, own any real property. Schedule 3.19 hereto contains a true and complete list of all leases and subleases pursuant to which Seller is the lessee or lessor of any real property, complete and accurate copies of which leases have been previously furnished to Purchaser. Seller has a valid leasehold in and enjoys peaceful and quiet possession of all property leased under such leases.

     Section 3.20 Personal Property Leases. Schedule 3.20 hereto sets forth each lease of personal property under which Seller is either a lessee or lessor of certain of the Assets. Each such lease is in full force and effect and is a valid and binding obligation of Seller and of each of the parties thereto. Seller is not, and Seller does not have any knowledge that any other party is, in default with respect to any material term or condition of any such lease, and no event has occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any Asset.

     Section 3.21 Inventory. All of Seller's inventory of raw materials, work in process and finished goods, parts and supplies
         (including inventory on consignment) consists of items of a quantity and quality usable and saleable in the ordinary course of business by
Seller (net of any reserve reflected in the 1997 Balance Sheet), except for obsolete, defective, damaged and slow-moving items and items below standard quality, all of which have been written down on the books of Seller to net realizable market value or have been provided for by adequate reserves in the 1997 Balance Sheet. All inventories of finished goods consist of items that have been manufactured in accordance with, and which meet, applicable industry standards. All inventories are correctly marked. The inventories shown on the 1997 Balance Sheet are based on quantities determined by physical count or measurement and are valued at the lesser of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years and are adjusted for excess and obsolescence in compliance with Seller's accounting policies which have been delivered in writing to Purchaser.

     Section 3.22 Intellectual Property.

(a) Schedule 3.22 sets forth a complete and accurate list and brief description of all patents, trademarks, logos, service marks, trade names, corporate names, fictitious names and copyrights, and each application therefor, which are either owned by Seller or which are used by Seller in the Business and, in each case where Seller is not the owner thereof, the name of the owner thereof. Except as set forth in Section 3.21, Seller is the exclusive owner of or possesses adequate and valid licenses and other rights to use all of the items set forth in Schedule
3.21 hereto and all trade secrets, licenses, inventions, processes, discoveries, developments, designs, formulas, know-how, drawings, customer and supplier lists, software, confidential information and other proprietary information and all other proprietary rights, intangible assets and intellectual property, and all copies and tangible embodiments thereof in whatever form or medium (collectively, "Intellectual Property") necessary for the operation of the Business as presently conducted and as proposed to be conducted.

(b)  All rights of Seller in and to its Intellectual
Property will be transferred to Purchaser at the Closing.

(c) Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses. To Seller's best knowledge, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third parties, and Seller has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or conflict (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To Seller's best knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller. No claim, demand, assertion, action, suit, arbitration, hearing, investigation or proceeding is pending or, to the best knowledge of Seller, threatened, which pertains to or challenges the validity, ownership or enforceability of any right of Seller in respect to of Intellectual Property. To Seller's best knowledge, the continued operation of the Business as currently conducted will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any third parties.

(d) Seller is not a party to any agreement, document, arrangement or understanding pursuant to which Seller has licensed or granted any right or interest in, to or under any of its Intellectual Property. Seller is not obligated or under any liability whatsoever to make any payment, by way of fees, royalties or otherwise, to any owner or licensor of, or other claimant to, any of the Intellectual Property. Seller has not disclosed any of its trade secrets or other proprietary or confidential information to any Person, except pursuant to a loan or other agreement obligating the recipient to maintain the confidentiality thereof. To the best of Seller's knowledge, no employee of Seller is subject to any agreement, arrangement or commitment with any former employer or other person, or is subject to any judgments, order, decree or ruling of any court, arbitrator or Governmental Authority regarding confidential information, or rights or restrictions on competition, that would otherwise affect such employee's ability to perform his duties to Seller. Seller has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to any item of its Intellectual Property.

     Section 3.23 Name. Seller has the exclusive right in perpetuity to use the name "Servinet Consulting Group, Inc." in the State of California and any derivations and variations thereof, for and in connection with the Business, and has not granted and will not grant to any other Entity the right to use, and will not after the Closing use, such names as either corporate names, trade names or fictitious names.

     Section 3.24  Relationships with Suppliers and Customers.
Schedule 3.24 contains a complete and accurate list of (i) the names, addresses and dollar amounts of business of each of the 20 largest customers of the Seller, in terms of sales during 1997, and (ii) the name, address and dollar amounts of business of each of the Seller's 10 largest suppliers during the 1997 fiscal year. Since December 31,
1997, no supplier or customer of Seller has canceled any contract or order or has indicated any intention to terminate or materially alter its existing business relationship with Seller, whether as a result of the transactions contemplated hereby or otherwise which cancellation or termination would have a material advance effect on the business of Seller. Seller is not involved, and Seller has no knowledge of any facts or circumstances which is reasonably expected could result, in any material claim, dispute or controversy, with any of its material suppliers or customers.

     Section 3.25 Labor and Employment Matters.

(a) Schedule 3.25(a) contains a true list of all persons employed full time by Seller as of May 31, 1998 or as of the Closing Date, whichever date is later.

(b) Seller is not a party to any contract, collective bargaining agreement or other agreement with any labor union including any collective bargaining agreement. There has never been an actual or threatened labor dispute, strike, picket, work slowdown, work stoppage or any other job action at any business location of Seller. There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or any state or local agency, no pending or threatened labor strike or other material labor trouble affecting Seller, no material labor grievance pending or threatened against Seller, no pending representation question respecting the employees of Seller, no pending or threatened arbitration proceedings arising out of or under any collective bargaining agreement to which Seller is a party, and no basis for which a claim may be made under any collective bargaining agreement to which Seller is a party or under which Seller is alleged to be obligated. No union organizing attempts have been made or threatened. Seller has not received a demand for recognition from any labor union with respect to, and, to Seller's knowledge, no attempt has been made or is being made to organize, any of the persons employed by Seller.

(c) Seller is in compliance in all material respects with all applicable laws, rules and regulations respecting the employment of, including but not limited to, fair employment practices, terms and conditions of employment, and wages and hours. Seller has not engaged in any unfair or illegal labor practice, and there are no charges or claims of employment discrimination or unfair labor practices pending, or, to the best knowledge of Seller after due inquiry, threatened against, Seller.

(d) No proceedings or claims are pending or, to the best knowledge of Seller, threatened against Seller with respect to any violation or alleged violation of any applicable federal, state or local laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages and hours, collective bargaining, discrimination on any basis, including without limitation, on the basis of race, color, religion, sex, national origin or age, and Seller has complied in all material respects with all applicable laws and regulations relating to employment of labor.

(e) Seller has made, or will have made, payment in full to all of its employees through the end of the payment period ending immediately prior to the Closing Date of all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreements, plan, program, statute or law.

(f) Seller, STOCKHOLDER and their affiliates are in compliance with their obligations, if any, pursuant to the Workers Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and all other notification obligations arising under any federal, state or local, or foreign statute, rule or regulation.

     Section 3.26  Employee Benefit Plans.

(a)  List of Plans.  Except for the plans set forth on
Schedule 3.26 hereto, Seller does not now nor has it ever established, maintained, sponsored or contributed to any "employee benefit plan. as such term is defined in Section 3(3) of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), or any other welfare, bonus, deferred compensation, retirement, incentive, pension, profit sharing, stock purchase, stock option, stock appreciation right, severance, or other similar employee benefit plan, program, policy, arrangement or practice, whether formal or informal, written or oral (collectively, "Employee Plans"), covering any current or former employee, officer or director of Seller.

(b) Claims. No Proceeding with respect to any Employee Plan (other than routine claims for benefits) is pending or, to the best knowledge of Seller, threatened, and the Seller (and employees with responsibility for employee benefits matters) has no knowledge of any facts that it is reasonably expected could form the basis for any such action, suit, proceeding, hearing or investigation.

(c) ERISA Liabilities. To the best of Seller's knowledge, neither Seller, nor any of the Employee Plans, nor any trust created thereunder, nor, to the knowledge of Seller, any fiduciary (as defined in Section 3(21) of ERISA) thereof, is or has been in violation of, or has incurred any liability, directly or indirectly, under any provision of ERISA or the Code or to its Pension
Benefit Guaranty Corporation ("PBCC"), other than liability for premiums due to the PBCC which, to the extent they are due and payable, have been paid.

(d) Severance Obligations. Seller has not entered into any severance or similar arrangement in respect to any present or former employee that would result in the obligation, absolute or contingent, of the Purchaser to make any payment to any present or former employee following termination of employment.

(e) Liabilities Due to Agreement. The consummation of the transactions contemplated hereby will not (i) modify or accelerate any benefits or the vesting of benefits under any Employee Plan or constitute an event entitling any Person to any additional or other benefits, or (ii) result in any liability to Purchaser for taxes, penalties, interests or other claims resulting from any Employee Plan.

     Section 3.27 Insurance. Schedule 3.27 hereto sets forth a complete and accurate list of all of the insurance policies (showing the insurer, types of coverage, policy expiration dates, policy numbers, deductibles and policy limits as to each such policy) currently in force under which the Assets are insured or which provide for bonding and surety arrangements in connection with the Business. All such policies are in full force and effect and have been issued under valid policies for the benefit of Seller by properly licensed insurance companies. The premiums on such policies have been paid as they became due and payable, and Seller is not in default with respect to payment of premiums on any such policy.
All of the Assets of a type customarily insured are covered by effective insurance in amounts at least equal to their fair market value, and such insurance provides protection against losses and risks that are customarily insured against by comparable businesses.

     Section 3.28  Contracts.

(a) Except as set forth on Schedule 3.28, each lease, contract, agreement, license, understanding, indenture, mortgage, deed of trust, sales order, obligation and commitment ("Contract") to which Seller is a party, or by which it or any of the Assets are bound, (i) is in full force and effect and is a valid and binding obligation of Seller and of the other parties thereto, enforceable by Seller in accordance with its terms, and
(ii) if an Assigned Contract, may be transferred by Seller to Purchaser without penalty and will be enforceable by Purchaser. Neither Seller nor, to the best knowledge of Seller, any other party to such Contract is in any material respect in breach of or in default under any Contract, nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute a material breach or default of the Contract. Seller has not received notice and has no reason to believe that any party to any Contract intends to cancel or terminate any Assigned Contract or to exercise or not exercise any option thereunder.

(b) Schedule 3.28 hereto sets forth a complete and accurate list of each of the following Contracts to which Seller is a party or by which the Assets are bound: (i) any distributor's or manufacturer's representative or agency agreement; (ii) any output or requirements agreements; (iii) any agreement not entered into in the ordinary course of business;
(iv) any indenture, mortgage, deed of trust, lease or any agreement that is unusual in nature, duration, or amount (including, without limitation, any agreement requiring the performance by the Seller of any obligation for a period of time extending beyond one year from the Closing Date involving total consideration of more than $10,000); (v) any contract with any Government Authority, (vi) any Contract that is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of Seller; (vii) any Contract for the lease of personal property to or from any Person; (viii) any Contract for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which would extend over a period of more than one
(1) year or that involves consideration in excess of $10,000;
(ix) any Contract concerning a partnership or joint venture; (x) any Contract under which it has created, incurred, assumed, guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a lien on any of the assets; (xi) any Contract concerning confidentiality or non-competition; (xii) any Contract involving any director, officer, stockholder or other affiliate of Seller;
(xiii) any Contract for the employment of any individual on a full-time, part-time, consulting, independent contractor or other basis or providing severance benefits; (xiv) any profit sharing, deferred compensation, severance, termination or other plan or arrangement for the benefit of current or former directors, officers, or employees; (xv) any Contract under which it has advanced or loaned any amount to any of its directors, officers or employees; or (xvi) any Contract material to the Assets or the Business.

     Section 3.29 Licenses. All licenses, rights, privileges, franchises, permits, approvals, consents and other authorizations related to the Assets reasonably necessary for the lawful conduct of the Business as it is presently conducted and reasonably necessary to own, operate, maintain and use the Assets in the manner in which they are now being operated, maintained and used, including all applicable zoning, environmental, health, safety and other permits, have been timely obtained and are currently in effect, and Seller has not violated, and is not in violation of, any such licenses, rights, privileges, permits, franchises, consents or other authorizations.

     Section 3.30 Product Liability Claims. No Proceeding is pending or, to the best knowledge of Seller, threatened against or affecting Seller, arising out of any injury to individuals or to property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller, and Seller knows of no facts, circumstances, actions or omission that could reasonably create the basis for any such Proceeding.

     Section 3.31 Product Warranties. Schedule 3.31 sets forth a complete and accurate description of all warranties and pending warranty and service obligations of Seller to its customers with respect to the products manufactured or sold by Seller within the two year period prior to the date of this Agreement, including the beginning and ending dates of such warranty obligations, and a summary of the warranty charges incurred by Seller during 1996, 1997 and to date in 1998. Schedule 3.31 also contains a copy of all such written warranties, and a list and amount of all products manufactured or sold by Seller. Each product manufactured, sold, leased or delivered by Seller to any of its customers has been in conformity with all applicable contractual commitments and all express and implied warranties. Seller has no current liability, and knows of no reasonable basis for any present or future Proceeding against it giving rise to any liability, for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the 1997 Balance Sheet. There is no pending or, to the best knowledge of Seller, threatened
Proceeding under such warranties.

     Section 3.32 Compliance with Laws. Seller, the Business and the Assets are and have been in material compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, codes, licenses, permits, orders, judgments, decrees and other legal requirements (including, without limitation, those applicable to building, health, employment, labor, product liability, zoning, occupational safety, conservation, unfair competition, labor practices or corrupt practices) which affect or are applicable to the Assets and the Business.

     Section 3.33  Environmental Laws.

(a) Seller is, and at all times has been, in compliance in all material respects with all federal, state, local and foreign laws (whether common or statutory), statutes, codes, rules, regulations, orders, injunctions, decrees, judgments, compacts, treaties, conventions, legal doctrines, plans, demand letters, agreements with any governmental or regulatory authorities and all other requirements relating to pollution or the protection of health, safety or the environment ("Environmental Laws"), including without limitation the release, discharge or emission of any Hazardous Substances (as defined below) into the environment (including, without limitation ambient air, surface water, ground water, land surface, or subsurface strata) and the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, resulting from the operation of the Business or the ownership, lease or use of the Assets, or relating to any real estate currently or previously owned but leased by Seller.

(b) Seller has not received any notices, demand letters, citations, summons, complaints or requests for information from, and no action, suit, hearing, investigation, order or other proceeding is pending or, to the best knowledge of Seller, threatened by or before any court, Governmental Authority or other Person regarding any actual or threatened violation of or liability under any Environmental Law.

(c) Seller is not subject to any judicial, executive, legislative, regulatory or administrative ruling, order or decree arising under or relating to any Environmental Law.
(d) Seller has timely obtained, currently holds and is in compliance in all material respects with the provisions of all permits, licenses, certificates, consents and other authorizations and approvals required in connection with the operation of its business and the ownership, leasing or use of its assets and properties under all Environmental Laws.
(e) Seller is not aware of any event, condition, circumstance, activity, practice, action or plan which is reasonably likely to (i) prevent continued compliance with the foregoing, (ii) give rise to any liability under any Environmental Law, including but not limited to liability based on or resulting from Seller's manufacturing, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment of any Hazardous Substance, (iii) give rise to any liability for remedial actions (including removal, clean-up, response and monitoring), or (iv) otherwise have a material adverse effect on Seller or cause Seller to incur substantial costs. No Hazardous Substance has been used, stored, placed, treated, transported, manufactured, generated, processed, deposited, distributed, handled, released, deposited, spilled, discharged or disposed of on or under any property currently or previously owned or leased by Seller except for common household and office products in de-minimis quantities.
(f) There is no above-ground or underground storage tank located on or under, or to Seller's best knowledge any asbestos located on, any real property or structure owned or leased by Seller.
(g) As used herein, the term "Hazardous Substance" means (i) any substance or material heretofore or hereafter designated as "hazardous" or "toxic" under the Resource Conservation and Recovery Act, 42 U.S.C. sec 9601 et seq., the Federal Water Pollution Control

Act, 33 U.S.C. sec 1251 et seq., the Clean Air Act, 42 U.S.C. sec
7401 et seq., the Comprehensive

Environmental Response Compensation and Liability Act of 1980, 42
U.S.C. sec9601 et seq., or

the Hazardous Materials Transportation Act, 49 U.S.C. sec 1801 et seq., all as amended and in the regulations promulgated thereunder pursuant thereto; (ii) any "solid waste," "hazardous waste," "contaminant," "pollutant" or "infectious waste," as such terms are defined in any other Environmental Law at any time; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), methylene chloride, trichlorethylene, 1,2-transdichloreoethyline, dioxins, dibenzofurans, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and byproducts, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law;
(iv) any substances listed in the United States Department of Transportation Table (49 C.F.R. 172.17d.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); and (v) any additional substances, materials and wastes which at any time become classified or considered to be hazardous or toxic under any Environmental Law.

     Section 3.34 No Loss of Rights or Legal Obstacles. The execution and delivery of this Agreement and the Related Seller Agreements by Seller and its performance of the transactions and its obligations contemplated hereby and thereby do not and will not: (a) result in any loss of any material legal right of Seller being transferred to Purchaser; (b) result in any termination, modification or cancellation of any Assigned Contract; (c) result in the termination, modification, or cancellation of, give rise to any right of termination, modification, or cancellation with respect to, give rise to the acceleration of any performance required under, result in any increase in any payment due or other liability under, change the performance required under, or otherwise adversely affect any material contract, or modify any material contract, or result in, or require, the creation or imposition of any material lien, charge, or encumbrance upon the Assets, or result in the termination or impairment of any material permit, license, franchise, or authorization pertaining to the Assets; or (d) to the best of Seller's knowledge, adversely affect the Assets or the Business in any material respect.

     Section 3.35 Bank Debt. Schedule 3.35 hereto sets forth a complete and accurate list of all loans and credit agreements, line of credit, promissory notes, loan agreements and other arrangements between Seller and any bank, financial institution, lender or creditor of any sort.

     Section 3.36 Transactions with Shareholders and Employees. Seller has no outstanding loans or other advances to, and is not a party to any lease, license or other agreement, understanding or arrangement with, any shareholder, officer, director or employee of Seller, other than out-of-pocket expenses incurred in the ordinary course of business. No shareholder, officer, director or employee of Seller owns or has any interest in any of the Assets.

     Section 3.37 Absence of Certain Commercial Practices. To the best of Seller's knowledge, neither Seller nor any officer, director, employee or agent of Seller (or any Person acting on behalf of any of the foregoing), has directly or indirectly (i) given or agreed to give any gift or similar benefit of more than nominal value on behalf of Seller to any customer, supplier, employee or official of any Governmental Authority (domestic or foreign), to induce the recipient or his employer to do business, grant favorable treatment or compromise or forego any claim, (ii) made any significant payment which might be improper under prevailing law (regardless of the jurisdiction in which such payment was made) to promote or retain sales or to help, procure or maintain good relations with suppliers, (iii) engaged in any activity which constitutes a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, (iv) engaged in any practice violating any law prohibiting compliance with an unsanctioned foreign boycott, (v) established or maintained any unrecorded or illegal corporate fund or account or assets, (vi) made false or fictitious entries on the books or records of Seller, or (vii) failed to perform its obligations in any material respect under any Contract with, or violated in any material respect any federal law known to Seller in its dealings with, the Federal government or any agency or department thereof, including, but not limited to, any law with respect to conspiracy to defraud, false claims, conspiracy to defraud the United States, embezzlement or theft of public money, fraud and false statements, false demands against the United States, mail fraud, wire fraud, RICO, and truth in negotiations. To the best of Seller's knowledge, no such gift or benefit is required in connection with the operations of Seller or its business to avoid any fine, penalty, cost, expense or adverse change in the assets, properties, liabilities, financial condition, results of operations or business of Seller.

Section 3.38 Non-Foreign Status. Seller is not a "non-resident alien", "foreign corporation", "foreign partnership", "foreign trust" or "foreign estate" within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Section 3.39  Full Disclosure.  No representation, warranty
or other statement by Seller in this Agreement, or in any schedule, exhibit, certificate, financial statement or other instrument or document furnished or to be furnished to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit any material  fact necessary in order to make any
of the statements contained   herein or therein, when taken as
a whole, not false or misleading in any material respect in light of the circumstances in which they were made. There is no fact or circumstance known to Seller that materially adversely affects, or in the future may be reasonably expected to (insofar as Seller can now reasonably foresee) materially adversely affect, the Assets or the properties, liabilities, business, affairs, operations, condition (financial or otherwise) or prospects of Seller that has not been set forth herein or otherwise described to Purchaser.

     Section 4.

    Representations and Warranties of Purchaser.
     Purchaser hereby represents and warrants to and for the benefit of Seller and STOCKHOLDER as follows:
     Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state and other jurisdiction in which the ownership, lease or operation of the assets and properties or the conduct of its business requires such qualification or licensing, as set forth on Schedule 4. l hereto. Except for the jurisdictions in which Purchaser is incorporated or is qualified or licensed as a foreign corporation, (i) no other jurisdiction has claimed, orally or in writing, that Purchaser is required to be licensed or qualified as a foreign corporation therein, (ii) Purchaser has never filed any franchise, income or other tax return in any other jurisdiction, based upon the ownership, lease or operation of property or assets therein or the derivation of income therefrom, and (iii) Purchaser does not own, lease or operate any property in any other jurisdiction, and the Assets are not located in any other jurisdiction.
     Section 4.2 Power and Authority Purchaser has, or will as of the Closing Date have all requisite right, power and authority, corporate or otherwise, to conduct its business and affairs as presently conducted and as proposed to be conducted, to own, to lease and operate its assets and properties, and to execute all requisite right, power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by Purchaser hereunder (the "Related Purchaser Agreements"). The execution and delivery by Purchaser of this Agreement and the Related Purchaser Agreements and performance of Purchaser's obligations hereunder and thereunder has been, or as of the

Closing Date will have been duly and validly authorized by all requisite action, corporate or otherwise, of Purchaser.

     Section 4.3 Enforceability. This Agreement and the Related Purchaser Agreements have been, or as of Closing will have been duly and validly executed and delivered on behalf of Purchaser and constitute, or will constitute as of the Closing Date the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally, and by general principles of equity.

     Section 4.4 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Related Purchaser Agreements and the performance by Purchaser of the transactions and obligations contemplated hereby and thereby do not and will not (a) violate, conflict with, contravene or constitute a breach or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under any provision of (i) its certificate of incorporation, bylaws or other charter or organizational documents; (ii) any agreement among its shareholders or between Purchaser and its shareholders; (iii) any contract, agreement, obligation, understanding, commitment, note, security agreement, lease, loan agreement, debt instrument or other instrument or agreement to which Purchaser is a party or by which Purchaser or any of its assets is or may become bound; (iii) any license, approval, certificate, permit or authorization held by Purchaser; or (b) violate any applicable federal, state or local law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree, or ruling of any court, arbitrator or Governmental Authority.

     Section 4.5  Consents.  No Consent by any Person is
necessary for Purchaser to execute and deliver this Agreement and the Related Purchaser Agreements, and to perform its obligations hereunder and thereunder.

     Section 4.6 Litigation. There are no Proceedings pending or, to the best of its knowledge, threatened by or before any court, arbitrator or Governmental Authority against Purchaser (i) in which any Person is seeking or is reasonably likely to seek to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the Related Purchaser Agreements or the transactions contemplated hereby or thereby, (ii) which if determined adversely to Purchaser would be reasonably likely to have a material adverse effect on Purchaser's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, (iii) which, if determined adversely to it, would be reasonably likely to have a material adverse effect on the assets, business, affairs, financial condition or operations of Purchaser or (iv) involving in whole or in part the issue of criminal liability by Purchaser or any of its officers, directors, employees or agents, or pertaining to its assets or business. Neither Purchaser nor any of its assets are subject to any outstanding judgment, order, writ, injunction or governmental or regulatory order or authority which would have a material adverse effect on this Agreement or any of the Related Purchaser Agreements. Purchaser is not presently engaged in any legal action to recover moneys due from damages caused by or to enforce its rights against any third party which would have a material adverse effect on this Agreement or any of the Related Purchaser Agreements.

     Section 4.7  Shares.  The Shares have been validly
authorized and, when issued as
contemplated by this Agreement, will be validly issued, fully paid and non-assessable.

     Section 4.8 Capitalization of Purchaser. As of the date hereof, the authorized capital stock of Purchaser consists of 20,000,000 shares of Common Stock, par value $.01 per share, of which shares are issued and outstanding, and 6,000,000 of Preferred
Stock, par value $.01 per share, of which shares are issued and outstanding.

     Section 4.9 Capitalization of NEWCO. As of the date hereof, the authorized capital stock of NEWCO consists of 1,000 shares of Common Stock, par value $.01 per share, of which 100 shares are issued and outstanding.

     Section 4.10  Financial Statements.  In all material
respects, the February 28, 1998

financial statements of Purchaser (including any notes thereto) were prepared in accordance with generally accepted accounting principles applied on a consistent basis through the periods covered thereby (except as disclosed in such financial statements), and fairly present in all material respects the consolidated financial condition of Purchaser as of the dates thereof and the consolidated results of Purchaser's operations and consolidated cash flow for the periods then ended, subject, in the case of any unaudited interim financial statements, to the omission of certain notes not ordinarily accompanying such unaudited financial statements, and to normal year-end adjustments.

    Section 4.11  Absence of Adverse Change.  Since February 28,
1998, there has not been
any material adverse change in the assets, business, affairs, operations, financial condition or operations of Purchaser.

     Section 4.12 No Brokers. No broker, finder, investment broker or similar agent is or shall be entitled to receive any fee, commission or other remuneration or compensation relating to the transactions contemplated by this Agreement based on any action taken by or on behalf of Purchaser.

     Section 4.13 Corporate Documents. Purchaser has furnished, or will furnish to Seller true and complete copies or originals, as the case may be, of the following documents: (i) the articles of incorporation and bylaws of Purchaser; and (ii), if requested, the minute books of Purchaser containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and board of directors (and all committees thereof) of Purchaser.

     Section 4.14 Compliance with Laws. To Purchaser's knowledge and belief it is and has been in material compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, codes, licenses, permits, orders, judgments, decrees and other legal requirements (including, without limitation, those applicable to building, health, employment, labor, product liability, zoning, occupational safety, conservation, unfair competition, labor practices or corrupt practices) which affect or are applicable to its assets and business.

     Section 4.15 Full Disclosure. No representation, warranty or other statement by
Purchaser in this Agreement, or in any schedule, exhibit, certificate, financial statement or other instrument or document furnished or to be furnished to Seller, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make any of the statements contained herein or therein, when taken as a whole, not false or misleading in any material respect in light of the circumstances in which they were made. There is no fact or circumstance known to Purchaser that materially adversely affects, or in the future may be reasonably expected to (insofar as Purchaser can now reasonably foresee) materially adversely affect, the assets or the properties, liabilities, business, affairs, operations, condition (financial or otherwise) or prospects of Purchaser that has not been set forth herein or otherwise described to Seller.

     Section 5.  Pre-Closing Covenants.

     Section 5.1  Conduct of Business of Seller.

(a) From the date of this Agreement until the Closing, Seller shall conduct its business only in the ordinary course consistent with past practices, including but not limited to (i) using its best efforts to (i) preserve intact its business organization and its good will, including its relationships with its suppliers, customers, lenders and others having business relationships with it, (ii) perform all its obligations in accordance with their terms, (iii) maintain the Assets in good operating condition, (iv) keep available the services of its present lessors, lessees, licensors, licensees, suppliers, customers, employees and agents, and (v) comply with all applicable laws, rules, regulations and orders.

(b) Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, Seller shall not, without the prior written consent of Purchaser:

     (i)  Take any action referred to in Section
3.15(b) hereof;
     (ii) Take any action or omit to take any action which would breach any covenant or agreement of Seller herein; or
     (iii)     Take any action which would cause any
representation or warranty of Seller herein to be inaccurate in any material respect.

     Section 5.2  Access.

(a) From the date of this Agreement through the Closing Date, Seller shall provide Purchaser and its officers, directors, employees and agents and representatives full access during normal business hours to the Assets and to the employees, agents, properties, books, contracts, accounts, commitments, records, tax returns and documents of Seller and shall furnish to Purchaser and its agents and representatives books, records, contracts, data and information concerning the Assets and the business and affairs of Seller as Purchaser and its agents and representatives may reasonably request. In the event that the transactions contemplated by this Agreement fail to be consummated, then Purchaser shall promptly return to Seller all data and information furnished to it and shall keep all such data and information confidential. No investigation pursuant to this
Section 5.2(a) shall affect any representation or warranty of Seller or any condition to the closing obligations of Purchaser.

(b) From the date of this Agreement through the Closing Date, Purchaser shall provide Seller and its officers, directors, employees and agents and representatives full access during normal business hours to the assets and to the employees, agents, properties, books, contracts, accounts, commitments, records, tax returns and documents of Purchaser and shall furnish to Seller and its agents and representatives data and information concerning the assets and the business and affairs of Purchaser as Seller and its agents and representatives may reasonably request. In the event that the transactions contemplated by this Agreement fail to be consummated, then Seller shall promptly return to Purchaser all data and information furnished to Seller and shall keep all such data and information confidential. No investigation pursuant to this Section 5.2(b) shall affect any representation or warranty of Purchaser or any condition to the closing obligations of Seller.

     Section 5.3 Risk of Loss. Until the Closing, Seller assumes all risk of loss, whether by reason of theft, fire, act of God, or other casualty, and Purchaser shall not be obligated to consummate the transactions contemplated hereby if there is any material loss of the Assets caused by any casualty, whether through the fault or negligence of Seller or otherwise.

     Section 5.4 Consummation of Transactions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts, and will cooperate with each other, to take, or cause to be taken, as promptly as practicable, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations under this Agreement and under all other agreements contemplated by this Agreement and to consummate and make effective the transactions contemplated hereby and thereby, including obtaining all Consents which are necessary in connection with the transactions contemplated hereby and thereby, provided that Purchaser shall not be obligated to assume any additional liability of Seller or pertaining to the Assets other than the Assumed Liabilities.

 Section 5.5 Public Announcements. Until the Closing Date or the earlier termination of this Agreement for any reason, Purchaser and Seller shall consult with each other before issuing any press releases or otherwise making any public statements or disclosures with respect to this Agreement or the transactions contemplated hereby (directly or through affiliates) and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, except that a party hereto may make a public statement without such consent to the extent the same shall be required by applicable law, in which case such party should use its reasonable best efforts to advise the other party of such statement in a timely manner.

     Section 5.6 Notification of Certain Matters. From the date of this Agreement to the
Closing Date, Purchaser and Seller each shall give prompt notice to the other of (a) the occurrence, or failure to occur, of any event, fact or circumstance the occurrence or failure of which would be reasonable likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or that breaches or is reasonably likely to breach any covenant or agreement set forth in this Agreement, and (b) any material failure on its part to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder.

  Section 5.7  Taxes.

(a) Pre-Closing. Seller shall be responsible for the timely preparation of, all federal, state, local or foreign income, excise, withholding, property, sales, use, franchise and other tax returns, reports and forms of Seller pertaining to the Assets for all taxable periods ending on or before the Closing Date, and the payment of all amounts due thereunder.

(b) Due to Transactions. Seller shall pay all federal, state and local sales, use, income, franchise, worker's compensation, unemployment documentary and other transfer taxes and fees arising out of the transfer of the Assets in accordance herewith, whether imposed by law on Seller or Purchaser, and shall pay its portion, prorated as of the Closing Date, of all federal, state, local and foreign personal property taxes relating to the Assets. Purchaser shall not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to the Assets or the business being purchased for any period before the Closing Date. Seller shall indemnify, reimburse and hold Purchaser harmless in respect of any liability for payment of or failure to pay any such taxes or any filing of or failure to file any reports required in connection therewith.

     Section 5.8 No Shopping. From the date of this Agreement to the Closing Date, neither Seller, STOCKHOLDER nor any affiliates thereof shall, directly or indirectly, through any officer, director employee, agent or otherwise, solicit, initiate, or encourage the initiation or submission of inquiries, proposals or offers from, provide any information to, enter into any agreement with, or participate in any discussions or negotiations concerning any direct or indirect acquisition of any interest in Seller or any of the Assets (other than the sale of inventory and equipment in the ordinary course of business) by, any Person other than Purchaser. Seller shall immediately notify Purchaser of, and communicate to Purchaser the terms of any such inquiry, proposal or offer that Seller may receive.

     Section 5.9     Employee Matters.

(a) Seller will pay, and remain responsible after the Closing, to all its employees for all compensation and benefits, including wages, salaries, commissions, bonuses, deferred compensation, severance, termination, insurance, pensions, profit-sharing, vacation, sick pay and other compensation or benefits ("Seller Employees Compensation") to which they are entitled for periods prior to the Closing Date. Until the Closing Date, Seller will not, without the prior written consent of Purchaser, change the compensation or benefits of any of its employees.

(b) Purchaser is not assuming and shall have no obligation to pay any Seller Employees Compensation, whether accruing before, as a result of, or after the Closing. Seller shall perform, and Purchaser is not assuming and shall have no obligation to perform, any severance or termination obligations, liabilities and commitments accruing or arising by agreement, plan or policy of Seller as a result of the transactions contemplated hereby.

(c) At Closing, the Purchaser shall enter into employment agreements with Mahesh Khatwani and Gary Prioste. The Purchaser shall have no obligation to, offer employment to any other current employees of Seller. Any employee of Seller considered for employment by Purchaser, other than Mahesh Khatwani or Gary Prioste, shall be subject to Purchaser's normal application and screening procedure and, if hired, shall be eligible for Purchaser's compensation and benefits policies. No provisions of this Agreement, express or implied, shall confer on any employee or former employee of Seller, other than Mahesh Khatwani or Gary Prioste, any right to employment or any continued right to employment for any extended period.

(d) All claims and obligations under, pursuant to or in connection with any Employee Plans of Seller or arising under any legal requirement affecting employees of Seller incurred on or before the Closing Date resulting in or arising from events or occurrences occurring or commencing on or prior to the Closing Date shall remain the responsibility of Seller, whether or not such employees are hired by Purchaser after the Closing. Purchaser will have and assume no obligation or liability under or in connection with any such plan and will assume no obligation with respect to any pre-existing condition of any employee of Seller who is hired as an employee of Purchaser, except as required by applicable law.

(f) Subject to the terms of the Amended and Restated Stockholder's Agreement, Purchaser covenants and agrees that it will reserve shares of Purchaser's Common Stock valued at up to five percent (5%) of the total amount of Initial Consideration for issuance upon exercise of options (the "ITP Options") granted from time to time to employees of NEWCO on and after the Closing Date as deemed appropriate by the management of NEWCO. The parties hereto agree that all of the ITP Options issued to employees of NEWCO within thirty (30) days of the Closing Date will have an exercise price equal to $5.90 per share and that any ITP Options issued after that date will have an exercise price equal to the Fair Market Value at the time of exercise.

     Section 5.10  Assumed Warranty Obligations.   A complete and
accurate list of certain warranty obligations of Seller for all equipment and products sold by Seller within two years prior to the Closing Date with respect to the Business (by customer, amount, sale and type of equipment or services) is set forth on Schedule 5.10 hereto.

     Section 5.11 Release of Liens. Contemporaneously with or prior to the Closing, Seller shall take all action necessary to cause any Liens on or against the Assets to be released and terminated as of the Closing date.

     Section 6.

     Conditions Precedent to Purchaser's Closing Obligations.
The obligations of Purchaser to purchase the Assets and to assume the Assumed Liabilities and to take the other actions contemplated hereby to be taken by Purchaser at or prior to the Closing are subject to the satisfaction (unless waived in writing by Purchaser), at or prior to the Closing, of each of the following conditions.

     Section 6.1  Business Conduct.  Except as set forth on

Schedule 6.1, since February 28, 1998, there has not been a Material adverse change in the Seller's operations, condition (financial or otherwise), operating results, assets, liabilities, employee, customer or supplier relations or business prospects.

     Section 6.2  Accuracy of Representations and Warranties.
Each and every representation and warranty made by Seller in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made or given on the Closing Date.

     Section 6.3 Performance of Covenants. Seller shall have performed, satisfied and complied with all covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Seller at or prior to the Closing.

     Section 6.4 No Litigation. No Proceeding shall be pending or overtly threatened by or before any court, arbitrator or Governmental Authority (a) which seeks the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, (b) which questions the legitimacy, validity or enforceability of this
Agreement or the transactions contemplated hereby or (c) which, if successful, would have a Material Adverse Effect on the Assets or the Business or would materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to operate the Business substantially as currently operated.

     Section 6.5 Deliveries at Closing. Seller shall have delivered to Purchaser at the Closing the Assets and each of the certificates, instruments, documents and agreements required to be delivered to Purchaser hereunder or reasonably necessary to consummate the transactions contemplated hereby.

     Section 6.6 Consents. All Consents of any Person necessary to permit the consummation of the transactions hereby shall have been duly obtained, made or taken prior to the Closing.

      Section 6.7 Condition of Assets. No event or change in circumstances, including but not limited to fire, accident, storm, or other casualty or labor or civil disputes or act of God or public enemy, shall have occurred (whether or not insured against) that in the reasonable judgment of Purchaser has or is reasonably likely to have a material adverse effect on the Assets or the value thereof or on the Business.

     Section 6.8 Employment Agreements. Purchaser shall have entered into a Senior Executive Employment Agreement with Mahesh
Khatwani and Gary Prioste pursuant to the terms and conditions of such agreement attached hereto as Annex III.

     Section 7.

     Conditions Precedent to Seller's Closing Obligations.

     The obligations of Seller to sell and deliver the Assets to Purchaser and to perform its other obligations contemplated hereby to be taken at or prior to the Closing are subject to the satisfaction (unless waived in writing by Seller), at or prior to the Closing, of each of the following conditions:

     Section 7.1  Business Conduct.  Except as set forth on
Schedule 7.1, since February 28, 1998, there has not been a Material adverse change in the Purchaser's operations, condition (financial or otherwise),operating results, assets, liabilities, employee, customer or supplier relations or business prospects.

     Section 7.2  Accuracy of Representations and Warranties.
Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made or given on the Closing Date.

     Section 7.3 Performance of Covenants. Purchaser shall have performed, satisfied and complied with all of the covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Purchaser at or prior to the Closing.

     Section 7.4 No Litigation. No proceeding shall be pending or overtly threatened before any court, arbitrator or Governmental Authority which seeks the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, which questions the legitimacy, validity or enforceability of this Agreement or the transactions contemplated hereby or which, if successful, would have a material adverse effect on the Purchaser's assets or business or would materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or for Purchaser to operate its business substantially as currently operated.

     Section 7.5 Deliveries at Closing. Purchaser shall have delivered to Seller at the Closing the Consideration pursuant to
Section 2.1 herein and each of the other certificates, instruments, documents and agreement required to be delivered to Seller hereunder.

     Section 7.6 Employment Agreements. Purchaser shall have entered into a Senior Executive Employment Agreements with Mahesh
Khatwani and Gary Prioste pursuant to the terms and conditions of such agreement attached hereto as Annex III.

Section 8.     The Closing.

     Section 8.1 Date and Place. The consummation of the sale and purchase of the Assets contemplated hereby (the "Closing") shall take place at the offices of Swidler & Berlin, Chartered at 3000 K Street, N.W., Washington, D.C. at ten a.m. local time, on June 12, 1998, or at such other time, date or place as the parties shall mutually agree (the "Closing Date"). For accounting purposes, this Agreement shall be treated as if it closed on June 1, 1998.

     Section 8.2 Deliveries by Seller. At the Closing, Seller and STOCKHOLDER shall deliver or cause to be delivered to Purchaser,

in form reasonably acceptable to Purchaser's counsel:

(a) Full, actual and unimpeded possession and enjoyment of the Assets;

(b)  Assignments and assumptions of all Assigned
Contracts being assumed by and assigned to Purchaser, duly executed by Seller, along with all consents required to permit such assignment and assumption;

(c) One or more duly executed bills of sale warranting good and marketable title in and to the Assets, and such other instruments of sale, conveyance, assignment and transfer as may be reasonably requested by Purchaser, in order to vest in Purchaser all of Seller's right, title and interest in and to all of the other Assets, free and clear of all Liens, Consents, restrictions or obligations to any third party, of any kind whatsoever;

(d) All assignments required to transfer any Intellectual Property to Purchaser;

(e) All Consents necessary to permit the consummation of the transactions contemplated by this Agreement;

(f) All releases of all Liens encumbering any of the Assets;

(g) True and complete copies of corporate resolutions, certified as of the Closing Date by the Secretary of Seller as having been duly adopted by the Board of Directors and, if necessary, shareholders of Seller authorizing Seller's and STOCKHOLDER'S execution and delivery of this Agreement and the Related Seller Agreements and their consummation of the transactions contemplated hereby and thereby;

(h) Certificates duly executed by the President or Chief Executive Officer of Seller and by STOCKHOLDER, dated as of the Closing Date, certifying that, to the best of their knowledge and belief after due inquiry, (i) each of Seller and STOCKHOLDER, respectively, has fully performed, satisfied and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed, satisfied or complied with at or prior to the Closing, and (ii) all of the representations and warranties of Seller and STOCKHOLDER, respectively, set forth in
Section 3 of this Agreement are true and correct as of the Closing Date;

(i) An opinion of counsel for Seller and STOCKHOLDER, dated as of the Closing Date, substantially in the form attached hereto as Annex I;

(j) Senior Executive Employment Agreements, duly executed by the respective STOCKHOLDER;

(k) STOCKHOLDER shall have delivered to Purchaser an instrument dated the Closing Date releasing Purchaser and NEWCO from any and all obligations to the STOCKHOLDER, except for (x) continuing obligations to the STOCKHOLDER relating to his employment by NEWCO and (y) obligations arising under this Agreement or the transactions contemplated hereby;

(l)  Seller shall have executed a Subordination
Agreement substantially in the form attached hereto as Annex VII and Annex VIII relating to the First Note, and the Convertible Note, respectively, and will execute a Subordination Agreement for the Second Note and the Second Convertible Note, if any; and

(m) All other items required to be delivered by Seller or STOCKHOLDER pursuant to any provision of this Agreement.

     Section 8.3  Deliveries by Purchaser.  At the Closing,
Purchaser shall deliver to Seller, in form reasonably acceptable to Seller's counsel:

(a) The Cash Portion of the Purchase Price as set forth in Section 2.1(a)(i) hereof, by cashier's or certified bank check or wire transfer of immediately available funds to an account designated by Seller;

(b)  The Convertible Note, duly executed by Purchaser;

(c)  The First Note, duly executed by Purchaser;

(d) True and complete copies of corporate resolutions, certified as of the Closing Date by the Secretary of Purchaser as having been duly adopted by the Board of Directors of Purchaser, respectively, authorizing Purchaser's execution and delivery of this Agreement and the Related Purchaser Agreements and their consummation of the transactions contemplated hereby and thereby;

(e) Certificates duly executed by the Chairman of the Board, President or Chief Executive Officer of Purchaser, dated as of the Closing Date, certifying that, to the best of their knowledge and belief after due inquiry, (i) Purchaser has fully performed, satisfied and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing, and (ii) all of the representations and warranties of Purchaser set forth in Section 4 of this Agreement are true and correct as of the Closing Date;

(f) An opinion of counsel for the Purchaser, dated as of the Closing Date, substantially in the form attached hereto as Annex II; and

(g) All other items required to be delivered by Purchaser pursuant to any provision of this Agreement.

     Section 8.4 Effectiveness of Closing. No action to be taken or delivery to be made at the Closing shall be effective until all of the actions to be taken and deliveries to be made at the Closing are complete.

 Section 9.
     Survival and Indemnification.

     Section 9.1 Survival. The indemnification obligations and the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and shall continue in full force and effect until they expire on the second anniversary of the Closing Date (or such later date as expressly provided herein), regardless of any investigation made by any party hereto, except as to any Claims relating to fraud, environmental, intellectual or tax matters, which claims shall expire only upon expiration of the applicable statute of limitations. No Claim pursuant to this
Section 9 shall be asserted by any party hereto after the expiration of the applicable survival period or statute of limitations, as the case may be, except for Claims made in writing prior to such expiration or actions (whether instituted before or after such expiration) based on any Claim made in writing prior to such expiration.

     Section 9.2 Indemnification by the Seller and STOCKHOLDER. Seller and STOCKHOLDER shall jointly and severally indemnify, defend
And hold harmless Purchaser, NEWCO, their affiliates, successors and assigns, and the officers, directors, shareholders, partners, employees, agents and representatives of any of them, harmless from and against, any and all claims, actions, suits, proceedings demands, losses, expenses, obligations, taxes, liabilities, damages, recoveries and deficiencies (including, without limitation, interest, fines, penalties, costs of investigation, reasonable attorneys', accountants' and other professionals' fees and expenses and amounts paid in settlement) (collectively, "Damages") arising out of, based upon or resulting from (i) any breach or violation of, inaccuracy or misrepresentation in, or failure by the Seller or STOCKHOLDER to perform, any representations, warranties, covenants, agreements or other obligations of Seller or STOCKHOLDER made in this Agreement or in any schedule, certificate, exhibit, annex or other document or instrument furnished or to be furnished by Seller or STOCKHOLDER to Purchaser pursuant to this Agreement, (ii) any debt, liability or obligation of Seller or STOCKHOLDER not included in the Assumed Liabilities, (iii) any failure by Seller or STOCKHOLDER to completely and timely comply with all applicable provisions of
(A) any WARN or similar state or local laws or (B) the fraudulent transfer or fraudulent conveyance laws of any jurisdiction, (iv) any statute or common law doctrine of de facto merger or successor liability or (v) any product liability claims relating to products made or sold or services performed by Seller or STOCKHOLDER prior to the Closing Date. In the event of a Claim for Damages pursuant to this Section 9.2, STOCKHOLDER and Seller's liability for such Claim for Damages shall be limited to an amount not to exceed the maximum amount of the Initial Consideration received by the STOCKHOLDER or Seller as of the date such Claim for Damages is made. Notwithstanding the foregoing, any adjustment to the Working Capital balance as of the Closing Date pursuant to Section 2.2 above shall not constitute a basis for a further Claim for Damages hereunder.

     Section 9.3 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and STOCKHOLDER, their affiliates, successors and assigns, and the officers, directors, shareholders, partners, employees, agents and representatives of any of them, from and against, any and all Damages arising out of, based upon or resulting from any breach or violation of, inaccuracy or misrepresentation in, or failure by Purchaser to perform, any of the representations, warranties, covenants, agreements or other obligations of Purchaser made in this Agreement or in any schedule, certificate, exhibit, Annex or other document or instrument furnished or to be furnished by Purchaser to Seller or STOCKHOLDER pursuant to this Agreement.

     Section 9.4  Claims for Indemnification.

(a) Whenever any party hereunder believes it has suffered or incurred or is likely to suffer or incur any Damages, or any action or proceeding is commenced or threatened or claim is made that could result in Damages, which is reasonably likely to give rise to a claim ("Claim") for indemnification under this Agreement, the party seeking indemnification ("Indemnified Party") shall, upon obtaining knowledge thereof, promptly notify in writing the party against whom indemnification is sought ("Indemnifying Party") of the Claim and, when known, the facts constituting the basis for such Claim and the amount and nature of the Damages or an estimate thereof. The Indemnified Party's failure to timely notify Indemnifying Party of any Claim or potential Claim shall not relieve the Indemnifying Party of any liability hereunder unless and only to the extent that such failure causes Indemnifying Party to lose the right to assert any substantive rights or defenses or to the extent that the Indemnifying Party is actually prejudiced in its rights or obligations.

(b)  The Indemnified Party shall give the Indemnifying
Party a reasonable opportunity to participate in and to assume the defense of any such Claim at the Indemnifying Party's own expense and with counsel of the Indemnifying Party's own selection reasonably satisfactory to the Indemnified Party provided, however, that Indemnified Party shall at all times also have the right but not the obligation, to fully participate in the defense of the Claim and to employ its own counsel at its own expense. Notwithstanding the foregoing, if the Indemnified Party reasonably determines that: (i) legal defenses may be available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (ii) a conflict or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Claim on behalf of the Indemnified Party), or (iii) the Indemnifying Party has not in fact employed legal counsel to assume the defense of such Claim within a reasonable time after receiving notice of the Claim, then the reasonable fees, disbursements and other charges of counsel from one separate firm selected by the Indemnified Party (and reasonably acceptable to the Indemnifying Party) shall be reimbursed by the Indemnifying Party promptly as they are incurred.

(c) No party hereto shall compromise, settle or consent to the entry of any judgment with respect to any Claim without the prior written consent of the other interested party or parties (which consent shall not be unreasonably withheld or delayed) unless such compromise, settlement or consent includes an unconditional release of all other interested parties hereto from any and all liabilities on any Claims that are the subject matter thereof.

(d) Each party hereto shall cooperate in every reasonable way with the party assuming responsibility for the defense and disposition of any such Claim, including making available to the defending party all books, records, and other material reasonably required by the defending party for its use in defending the Claim.

     Section 9.5  Limitation on Liability.

         (a)  Notwithstanding the foregoing, the Indemnifying
Party shall not be required to indemnify the Indemnified Party hereunder unless and until the aggregate amount of all Damages exceeds $75,000.00.

(b) Neither party shall seek or be entitled to consequential damages or damages for lost profits in any Claim for indemnification under this Section 9 nor shall it accept payment of any award or judgment against the other party to the extent that such award or judgment includes consequential damages or damages for lost profits.

     Section 9.6 Non-Exclusive Indemnification. The foregoing indemnification provisions are in addition to, and not in derogation of, or statutory, equitable or common law remedies any party hereto may have for any breach of representation, warranty, covenant or agreement.

     Section 9.7 Effect of Knowledge. No disclosure to and no investigation by or on behalf of any party hereto, other than disclosures made in the Schedules hereto, shall be deemed to affect its reliance on the representations, warranties, covenants and agreements contained herein or to waive its rights to indemnification as provided herein for the breach or violation of or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of any other party hereto.

     Section 9.8 Contribution. If the indemnification provided for in this Section 9 is for any reason unavailable or insufficient to indemnify the Indemnified Party in respect of any Damages, then the Indemnifying Party shall in lieu of indemnifying the Indemnified Party contribute to the total damages to which the Indemnified Party may be subject in such proportion that shall be appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with any actions or omissions which resulted in such Damages as well as any other relevant equitable considerations; provided, however, that the amount of any such contribution obligation shall not exceed what would otherwise be the amount of the Indemnifying Party's indemnification obligation hereunder.

Section 10.
Post-Closing and Other Covenants.

     Section 10.1  Further Assurances.  At the Closing,
Seller, through its officers directors, employees and agents, shall put Purchaser into full, actual and unimpaired ownership, possession, enjoyment and control of the Assets. At any time and from time to time after the Closing, Seller shall, at the sole expense of purchaser, execute, acknowledge and deliver any further deeds, assignments, conveyances, consents, permits and other assurances, documents and instruments of transfer reasonably requested by Purchaser, and take any and all further actions consistent with the terms of this Agreement, that may be reasonably requested by Purchaser for the purpose of more effectively and fully assigning, transferring, granting and conveying to and vesting in Purchaser all of Seller's right, title and interest in and to, or reducing to possession, any or all of the Assets. If requested by Purchaser, Seller shall, solely at Purchaser's expense (unless required due to a breach of any representation, warranty, or covenant hereof by Seller), prosecute or otherwise enforce in its own name for the benefit of Purchaser any claims, rights or benefits that are transferred to Purchaser by this Agreement and require prosecution and enforcement in Seller's name.

     Section 10.2 Preservation of Files and Records.

        (a) By Purchaser. For a period of 3 years after the Closing Date, Purchaser shall preserve all files and records relating to the Business and the Assets that are in existence as of the Closing
Date and that are less than 5 years old as of the Closing Date, and shall allow Seller access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any thereof, provided that at any time after the Closing, Purchaser may give Seller written notice of its intention to dispose of any part thereof, specifying the items to be disposed of in reasonable detail.
Seller may, within a period of sixty (60) days after receipt of any such notice, notify Purchaser of Seller's desire to retain one or more of such items to be disposed of. Purchaser shall, upon receipt of such notice from Seller, deliver to Seller at Seller's expense, the items specified in Purchaser's notice to Seller which Seller has elected to retain.

(b) By Seller. For a period of three (3) years after the Closing Date, Seller shall preserve all files and records relating to the Business and the Assets that are in existence as of the Closing
Date not otherwise delivered to Purchaser and that are less than five
(5) years old as of the Closing Date, and shall allow Purchaser access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any thereof, provided that at any time after the Closing, Purchaser may give Seller written notice of its intention to dispose of any part thereof, specifying the items to be disposed of in reasonable detail. Purchaser may, within a period of sixty (60) days after receipt of any such notice, notify Seller of Purchaser's desire to retain one or more of such items to be disposed of. Purchaser shall, upon receipt of such notice from Seller, deliver to Purchaser at Purchaser's expense, the items specified in Purchaser's notice to Seller which Purchaser has elected to retain.

     Section 10.3  Mutual Cooperation.

(a) Preparation of Reports, Etc. Each of Purchaser and Seller shall cooperate and cause its respective employees and agents to cooperate with each other in the preparation of financial and other reports and statements relating to the Business and the Assets for periods ending on or prior to the Closing.

(b) Taxes and Other Matters. In connection with the preparation of any tax returns, any audit or other examination by any taxing or other Governmental Authority, or any Proceeding or other matters including but not limited to, environmental and other matters relating to the transactions contemplated by this Agreement, each party will provide the other with the opportunity to make copies of any records or information which may be relevant to such return, audit or examination, Proceeding or determination. Each party shall make its employees available on a mutually convenient and reasonable basis to provide additional information and explanation of any material provided hereunder.

(c) Cooperation in Litigation. In the event that, after the Closing Date, Seller or Purchaser shall reasonably require the participation of officers and employees by each other to aid in the defense or prosecution of litigation or claims, and so long as there exists no unwaived conflict of interest between the parties, each of Seller and Purchaser shall make such officers and employees reasonably available to participate in such defense or prosecution provided that, except as required pursuant to the provisions herein, the party requiring the participation of such officers and employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

     Section 10.4  Solicitation and Hiring.

 (a) STOCKHOLDER's Covenant. For a period of two (2) years after the Closing Date, STOCKHOLDER, shall not, directly or indirectly, as a stockholder, investor, partner, director, officer, employee or otherwise (i) solicit or attempt to induce any employee to terminate his or her employment with NEWCO or Purchaser, or (ii) hire or attempt to hire any employee of Purchaser.

Section 11.
     Termination and Confidentiality.

       Section 11.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) By mutual written agreement of Seller and Purchaser;

(b) By Seller or Purchaser if (i) the non-terminating party shall have failed to perform, satisfy or comply with any of its, obligations, agreements, or covenants to be performed, satisfied, or complied with hereunder prior to the Closing, or
(ii) the non-terminating party materially breaches any of its representations, warranties or covenants hereunder;

(c) By any party hereto by giving written notice to the other parties hereto if the Closing Date has not occurred on or before July 15, 1998, unless such party's intentional failure to fulfill any obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; or

(d)  By Purchaser or Seller if any court or
Governmental Authority of competent jurisdiction shall have issued an order, judgment, decree, ruling or taken other action restraining, enjoining or otherwise prohibiting the transaction contemplated hereby.

     Section 11.2  Effect of Termination.  If any party
terminates this Agreement in accordance with Section 11.1, then all rights and obligations of the parties shall cease, except for the obligations set forth in Sections 11.3 and 12.2 which shall survive such termination; provided, however, that any termination of this Agreement shall not affect the rights or either Seller or Purchaser against the other for breach of any representation, warranty, covenant or agreement set forth in this Agreement.

      Section 11.3 Confidentiality. Notwithstanding the provisions of this Section 11, if for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party to this Agreement (except information publicly available or in such party's domain prior to the date hereof, and except as required by court order) and shall not use any such information to the detriment of the other party and shall promptly return to the other party all schedules, documents, instruments, work papers or other written information, without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herewith.

     Section 12.

     General Provisions.
     Section 12.1 Governing Law. This Agreement shall in all respects be governed by and

   -----------
 construed and enforced in accordance with the internal substantive laws of the State of Maryland, without giving effect to any principle or rule of conflict or choice of laws. Any action suit, or other proceeding seeking to enforce any right, remedy, obligation, duty, covenant or provision of, or arising out of, this Agreement shall be brought and entered against any party hereto exclusively in any federal or state court of the State of California or of the United States located in the State of California. Each party hereto irrevocably submits to the personal jurisdiction of any such court and irrevocably waives, to the fullest extent of the law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that such action, suit or proceeding has been brought in an inconvenient form.

     Section 12.2  Expenses.  Except as expressly provided
herein, each of the parties to this Agreement agrees to pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, accounting and other advisers and agents.

     Section 12.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred by any party hereto without either party giving at least ninety (90) days prior written notice to all other parties hereto, provided, however, that Purchaser may, without providing notice to Seller, sell, assign, transfer or delegate its rights or obligation, under this Agreement to NEWCO or any of its affiliates, in which case such assignee or transferee shall be substituted for Purchaser hereunder as though it was the original party to this Agreement, and Purchaser shall be released from all its obligations under this Agreement.

     Section 12.4  Amendments.  This Agreement may not be
supplemented, amended or modified in any manner in whole or in part except by a writing signed by all parties to this Agreement that specifically states that it amends this Agreement.

     Section 12.5 Notices. Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given hereunder if delivered personally, or if sent by facsimile transmission (upon receipt of confirmation of delivery), on the next business day if sent by overnight courier service, or three business days after being sent by first class (registered/certified) mail, postage prepaid, return receipt requested, to the parties at the following addresses:

If to Purchaser:         9881 Broken Land Parkway
Suite 102
Columbia, Maryland  21046
    Attn:      Daniel J. Klein
Telephone: (410) 309-9800
Facsimile: (410) 309-9801

With a copy to:Swidler & Berlin, Chartered
3000 K Street, N.W.
Suite 300
Washington, D.C.  20007
Attn:     Andrew M. Ray
     Douglas C. Boggs
Telephone: (202) 424-7782
Facsimile:  (202) 424-7645
If to STOCKHOLDER:  Mahesh Khatwani
393 Grand Avenue
South San Francisco, California  94080

With a copy to:     Orton E. Snyder, Esquire
19925 Stevens Creek Blvd.
Cupertino, California  95014
Telephone: (408) 725-7542
Facsimile:  (408) 244-8017
     Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section 12.5. Any party hereto may send any notice, request, demand, or other communication to the intended recipient at the address above by using any other means (such as telecopy, telex, expedited courier, messenger, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed to have been given until it is actually received by the recipient.

     Section 12.6 Waiver. The obligations of any party hereto may be waived only with the written consent of the party giving the waiver. Any waiver by any party of a breach of any provision of this
Agreement shall not operate or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a continuing waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

     Section 12.7  Severability.  If any provision of this
Agreement is invalid, illegal or unenforceable in any situation, the balance of this Agreement shall remain in effect, and such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of that provision in any other situation or legality, validity or enforceability of any other provision of this Agreement.

     Section 12.8 Headings. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

        Section 12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and

   -----------------
 their respective successors and permitted assigns.

     Section 12.10 Pronouns, etc. The number and gender of each pronoun used in this Agreement and the term "person" or "persons" or the like shall be construed to mean both the number and gender of the individual, corporation, limited liability company, partnership, firm, trust, agency and other entity as the context, circumstance or its antecedent may require. The terms "herein," "hereof," "hereby," "hereto" and the like refer to this Agreement as a whole.

     Section 12.11 No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement does not confer or create, is not intended by the parties hereto to confer or create, and shall not be construed as conferring or creating, upon any person or entity other than the parties hereto and their successors and permitted assigns any rights, remedies or causes of action under or by reason of this Agreement.

     Section 12.12 Schedules, Exhibits and Annexes. The schedules, exhibits and annexes attached to this Agreement are incorporated into and made a part of this Agreement as if they were fully set forth herein.

     Section 12.13  Specific Performance; Cumulative Remedies.
The parties hereto acknowledge and agree that the transactions contemplated by this Agreement are unique in that remedies at law for any breach or threatened breach of this Agreement would be an inadequate remedy for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby specifically waived. Accordingly, in the event of any actual or threatened breach to any of the terms of this Agreement, the non-breaching party shall have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies, at law or in equity, and all such rights and remedies are cumulative.

      Section 12.14 Counterparts. This Agreement may be executed in one or more counterparts, including counterparts executed by less than all parties hereto, by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 12.15 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, whether oral or written, among the parties hereto in connection with the subject matter of this Agreement.
  (Next page is the Signature Page).

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

PURCHASER:
IT PARTNERS, INC.
By:/s/ Daniel J. Klein
      ----------------------------
     Daniel J. Klein

SELLER:
SERVINET CONSULTING GROUP, INC.
By: /s/Mahesh Katwani
    -----------------------------
Title: President

STOCKHOLDER:
By: /s/Mahesh Katwani
    -----------------------------
Mahesh Khatwani

By:/s/ Gray Drohan
    -----------------------------
Gary Prioste

By:/s/ Gray Drohan
   ------------------------------
      Gray Drohan

By:/s/ Keith Matsunaga
    -----------------------------
     Keith Matsunaga